CPS Technologies Corporation

Grant Bennett, President

111 South Worcester Street

Norton, MA 02766

Telephone: (508) 222-0614 ext 218 Fax: (508) 222-0220

Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES SECOND QUARTER 2010 RESULTS

Norton, Massachusetts, August 9, 2010. CPS Technologies Corporation (OTCBB: CPSH), a provider of advanced material solutions, today announced revenue of $5.2 million and net income of $450 thousand or $0.04 per basic share and $0.03 per diluted share for the fiscal quarter ended June 26, 2010. This compares with revenue of $3.6 million and net income of $66 thousand or $0.01 per basic and diluted share for the fiscal quarter ended June 27, 2009.

Grant Bennett, President, said, "We are indeed pleased with the 44% increase in revenues in Q2 2010 compared to the same period a year ago. Demand has been very volatile over the last two years because of the economic environment; we believe the Q2 2010 demand does represent real, underlying and sustainable demand rather than fluctuations relating to inventory adjustments or other economic factors.

We also believe demand is growing for our key product families including lids and heatspreaders primarily for network and internet switches and routers, and baseplates for motor controllers used in applications such as trains, subway cars and wind turbines. Worldwide demand for traction motor controllers is up for several reasons including the growing demand in China related to the long-term build out of the Chinese rail network. We are participating in this growing demand through our customers. We are also participating in the growth of hybrid and electric vehicles as our AlSiC baseplates are used in motor controllers for hybrid and electric cars. The demand for hybrid cars currently using our baseplates is increasing and we have achieved important design wins in the first half of 2010 in the hybrid car market which will begin generating recurring revenue next year. In Q2 2010 revenue from metal hermetic packages, including AlSiC packages, is also up.

Revenue under our Cooperative Agreement with the Army for development of armor was down in Q2 2010 compared to Q2 2009, due simply to the timing of specific tasks. Technical progress in this area continues to be very positive.

Net income increased 581% in Q2 2010 compared to Q2 2009 as a result of increased demand as well as improving manufacturing efficiencies. Net income increased sequentially in Q2 2010 from Q1 2010 due to reduced reliance on overtime as we have hired personnel in our manufacturing facility throughout the first half of the year in order to reduce our reliance on overtime.

Our products are used in high-power, high-reliability applications, providing both higher performance and improved efficiency in the use or generation of energy. These applications are in the mainstream of the growing movement towards alternative energy and "green" lifestyles. Management believes underlying demand for these applications is growing, and that CPS is well positioned to capture that growth.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a continued or deepening general economic or business downturn in 2010 or a downturn in the electronics industry.

CPS TECHNOLOGIES CORPORATION
(OTC Bulletin Board: CPSH)

	Quarters Ended
	June 26,	June 27,
	2010	2009

Revenues	$5,186,683	$3,602,435

Net Income	$449,803	$66,074

Basic earnings per basic share	$0.04	$0.01

Weighted average basic shares	12,624,959	12,624,959

Diluted earnings per diluted share	$0.03	$0.01

Weighted average diluted shares	12,938,087	13,028,847

	Six-month Periods Ended
	June 26,	June 27,
	2010	2009

Revenues	$10,595,869	$6,655,076

Net Income	$614,446	$161,164

Basic earnings per basic share	$0.05	$0.01

Weighted average basic shares	12,624,959	12,624,959

Diluted earnings per diluted share	$0.05	$0.01

Weighted average diluted shares	12,928,034	13,021,283